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                                                                   Exhibit 23.2


                           CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
MicroTel International, Inc.:


We consent to incorporation by reference in the registration statement (Nos. 33-22518, 333-12567 and 33-72926) on Form S-8 of MicroTel International, Inc. (formerly XCEL Corporation and subsidiaries) of our report dated December 13, 1996, relating to the consolidated balance sheets of MicroTel International, Inc. as of September 30, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended September 30, 1996, and the related schedule, which report appears in the December 31, 1997 annual report on Form 10-K of MicroTel International, Inc. (formerly XCEL Corporation and subsidiaries).

Orange County, California
April 14, 1998